FOUNTAIN POWERBOAT INDUSTRIES, INC.
                     Post Office Drawer 457
                   1653 Whichard's Beach Road
               Washington, North Carolina  27889



            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



     The Annual Meeting of Shareholders of Fountain Powerboat Industries, Inc. will be held at The City Hotel and Bistro located at 203 West Greenville Boulevard, Greenville, North Carolina, at 10:00 a.m. on Tuesday, February 26, 2002. The purposes of the meeting are:

1.   Election of Directors.   To elect eight directors for terms of one
     year or until their respective successors are duly elected and qualified;

2. Proposal to Ratify Appointment of Independent Accountants. To consider and vote on a proposal to ratify the appointment of Pritchett, Siler & Hardy, P.A. as our independent public accountants for Fiscal 2002; and

3. Other Business. To transact any other business properly presented for action by shareholders at the Annual Meeting.


     You are invited to attend the Annual Meeting in person. However, even if you plan to attend, we ask that you complete, sign and date the enclosed appointment of proxy and return it to us as soon as you can in the accompanying envelope. Doing that will help us ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign an appointment of proxy, you may still revoke it later or attend the Annual Meeting and vote in person.

                                   By Order of the Board of Directors






                                   Carol J. Price
                                   Secretary



February 1, 2002

              FOUNTAIN POWERBOAT INDUSTRIES, INC.
                   1653 Whichard's Beach Road
               Washington, North Carolina  27889

                        PROXY STATEMENT


                 ANNUAL MEETING OF SHAREHOLDERS

General

     This Proxy Statement is being furnished to our shareholders in connection with our solicitation of appointments of proxy in the enclosed form for use at the Annual Meeting of our shareholders (the "Annual Meeting") and at any adjournments of the meeting. The Annual Meeting will be held at 10:00 a.m. on Tuesday, February 26, 2002, at The City Hotel and Bistro located at 203 West Greenville Boulevard, Greenville, North Carolina. This Proxy Statement is being mailed to our shareholders on or about February 1, 2002.

     In this Proxy Statement, the term "you" or similar terms refer to the shareholder receiving it. The terms "we," "us," "our" and similar terms refer to Fountain Powerboat Industries, Inc. The term "Fountain" refers to our wholly-owned operating subsidiary, Fountain Powerboats, Inc.

Action to be Taken at the Annual Meeting

     At the Annual Meeting, our shareholders will elect eight directors for terms of one year and vote on a proposal to ratify the appointment of our independent public accountants for Fiscal 2002. Shareholders also may consider any other business properly presented for action at the Annual Meeting.

Appointment and Voting of Proxies

     A form of "appointment of proxy" is included with this Proxy
Statement which names Carol J. Price and Hannah R. Hale (the "Proxies") as proxies to vote your shares at the Annual Meeting. We request that you sign and date an appointment of proxy and return it to us in the envelope we have enclosed for that purpose.

     If you correctly execute an appointment of proxy and return it to us before the Annual Meeting, then shares of our common stock you hold of record will be voted by the Proxies according to your instructions in the appointment of proxy. If you sign and return an appointment of proxy but do not give any voting instructions, then your shares will be voted by the Proxies "FOR" the election of each of the eight nominees for director named in Proposal 1 below, and "FOR" ratification of the appointment of Pritchett, Siler & Hardy, P.A. as our independent public accountants for Fiscal 2002. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable or unwilling to serve as a director for any reason, the Proxies will have the discretion to vote for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be presented for action by shareholders at the Annual Meeting but, if any other matter is properly presented for action by shareholders, the Proxies will be authorized to vote your shares according to their best judgment.

Revocation of Appointment of Proxy

     If you execute an appointment of proxy you can revoke it at any time before the voting takes place at the Annual Meeting by filing with our Secretary either a written instrument revoking it or an executed appointment of proxy dated as of a later date, or by attending the Annual Meeting and announcing your intention to vote in person.

Expenses and Method of Solicitation

     We will pay all costs of the solicitation of appointments of proxy for the Annual Meeting, including costs of preparing and mailing this Proxy Statement. In addition to solicitation by mail, our and Fountain's directors, officers, and employees may solicit appointments of proxy, personally or by telephone by, without additional compensation.

Record Date

     Our Board of Directors has set the close of business on January 30, 2002, as the record date (the "Record Date") for determining which shareholders are entitled to receive notice of and to vote at the Annual Meeting. You must have been a record holder of our common stock on the Record Date in order to be eligible to vote at the Annual Meeting.

Voting Securities

     Our voting securities are the outstanding shares of our common stock, $.01 par value per share. There were 4,732,608 outstanding shares of our common stock on January 15, 2002. Fountain holds 15,000 shares of our common stock which are treated as treasury shares and are not entitled to be voted at the Annual Meeting. You may cast one vote for each share you held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders.

Voting Procedures; Votes Required for Approval

     In the election of directors, the eight nominees receiving the highest numbers of votes will be elected. For Proposal 2 to be approved, the votes cast in favor of the proposal must exceed the votes cast against it. Abstentions and broker non-votes will have no effect in the election of directors or in the voting on Proposal 2. You may not vote cumulatively in the election of directors.

Beneficial Ownership of Securities

     Principal Shareholders. The following table reflects, to the best of our knowledge, the beneficial ownership of our common stock as of January 15, 2002, by persons known to us to own, beneficially or of record, more than 5% of our voting securities.


        Name and address          Amount and nature    Percent
       of beneficial owner         of beneficial       of class
                                     ownership           (1)


 Reginald M. Fountain, Jr.           2,715,172  (2)      52.54%
 Post Office Drawer 457
 Washington, North Carolina
 27889

 Triglova Finanz, A.G.                 314,250 (3)        6.66%
 Edificio Torre Swiss Bank
 Piso 16, Apartado Postal 1824
 Panama 1, Republica de Panama



(1) Percentages are calculated based on 4,732,608 total outstanding shares, minus 15,000 shares held by Fountain, plus, in the case of Mr. Fountain, the number of additional shares that he could purchase upon the exercise of stock options.
(2) Includes 450,000 shares which could be purchased by Mr. Fountain from us upon the exercise of stock options and as to which shares he may be deemed to have sole investment power only.
(3) Based solely on information contained in the shareholder's most recent filing with the Securities and Exchange Commission, as adjusted for the effect of the three-for-two split in our common stock which we effected during 1997.

     Management Ownership. The following table reflects the beneficial ownership of our common stock as of January 15, 2002, by our current directors and certain executive officers, individually, and by all our current directors and executive officers as a group:


         Name of                Amount and nature       Percent
      beneficial owner          of beneficial          of class
                                ownership (1)             (2)


 Reginald M. Fountain, Jr.        2,715,172 (3)          52.54%

 George L. Deichmann III             23,100                   *


 Craig F. Goess                         -0-                   -


 Guy L. Hecker, Jr.                     -0-                   -


 Robert L. Henkel                       -0-                   -


 Anthony J.  Romersa                 50,000 (3)           1.05%


 Mark L. Spencer                     33,525 (3)               *


 David L. Woods                      40,000 (3)               *


 All current directors and
 executive officers as a group    2,861,992 (3)          54.46%
  (9 persons)
__________________

(1) Except as otherwise noted, and to the best of our knowledge, the individuals named and included in the group exercise sole voting and investment power with respect to all shares.
(2) Percentages are calculated based on 4,732,608 total outstanding shares, minus 15,000 shares held by Fountain, plus, in the case of each individual and the group, the number of additional shares (if any) that could be purchased by that individual or by persons included in the group upon the exercise of stock options. An asterisk indicates less than 1.0%.
(3) Includes 195 shares with respect to which the individuals included in the group have shared voting and investment power. Also includes the following numbers of shares that could be acquired by the individuals named and included in the group pursuant to currently exercisable stock options and with respect to which shares such persons may be deemed to have sole investment power only: Mr. Fountain - 450,000 shares; Mr. Romersa - 45,000; Mr. Spencer - 30,000 shares; Mr. Woods
     - 12,500 shares; and all persons included in the group - 537,500 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

     Our directors and executive officers are required by Section 16(a) of the Securities Exchange Act of 1934, as amended, to file reports with the Securities and Exchange Commission regarding the amount of and changes in their beneficial ownership of our common stock. Based on our review of copies of those reports, we are required each year to disclose failures by our directors and executive officers to report shares they beneficially own or changes in their beneficial ownership, or to timely file required reports. It has come to our attention that stock options described in the above table which were granted in prior years to Anthony J. Romersa, Mark
L. Spencer and David L. Woods previously have not been included in their reports. That oversight is being corrected.

               PROPOSAL 1:  ELECTION OF DIRECTORS

     Our Bylaws provide for a Board of Directors composed of not less than three nor more than 25 members and authorize our Board of Directors to set and change the number of directors from time to time within those limits. Directors are elected each year at the Annual Meeting for terms of one year or until their respective successors have been elected and have qualified.

     Our Board of Directors currently consists of eight members whose terms will expire at the Annual Meeting. The Board has set the number of our directors at eight for the year following the Annual Meeting and has nominated the persons named below for election at the Annual Meeting. All of the nominees currently serve as directors and have been nominated for reelection.


Name and age    Position(s) with   First     Principal occupation and
                us and Fountain   elected     business experience
                                    (1)


Reginald M.        Chairman,      1979    Our executive officer
Fountain, Jr.    President and
(61)            Chief Executive
                    Officer

George L.           Director      1998    Owner and President of Trent
Deichmann III                             Olds-Cadillac-
(57)                                      Buick-Pontiac-GMC Trucks,
                                          Inc. (auto dealership), New
                                          Bern, NC

Craig F. Goess      Director      1998    Owner and President of
(47)                                      Greenville Toyota, Inc. (auto
                                          dealership), Greenville, NC

Guy L. Hecker,      Director              President, Stafford, Burke &
Jr. (2)                           2000    Hecker, Inc., Alexandria, VA
(69)                                      (high technology consultants)


Robert L.           Director      2001    Chief Operating Officer,
Henkel                                    Coastal Plains Restaurants,
(56)                                      LLC (restaurant chain
                                          operator), Greenville, NC

Anthony J.       Executive Vice   1999    Our executive officer since
Romersa            President,             August 1998; previously
(56)            Chief Operating           served as Director of
                    Officer               Planning - Marine Operations
                  and Director            for Brunswick Corp., Lake
                                          Forest, IL (1986-1998)

Mark L.             Director      1992    Owner of Spencer
Spencer                                   Communications (advertising
(46)                                      and public relations firm),
                                          Montrose, CA; from 1976-1987,
                                          employed by Powerboat
                                          Magazine, serving as
                                          Executive Editor from 1981-
                                          1987; commentator for ESPN
                                          covering the boating industry
                                          since 1985

David L. Woods      Director      2001    Co-owner and manager, Woods &
(43)                                      McCauley, LLC, dba Pier 57
                                          Boat Sales and Service,
                                          Counce TN  (boat sales and
                                          service)


(1) The term "First elected" refers to the year in which each individual first became our director or, in Mr. Fountain's case, when he first became a director of Fountain prior to our organization.
(2) Mr. Hecker also serves as a director of 8X8, Inc., a public company headquartered in Santa Clara, CA, which develops, manufactures and markets telecommunications equipment.

     Our Board of Directors recommends that you vote "FOR" each of the eight nominees named above. In the election of directors, the eight nominees receiving the highest numbers of votes will be elected.

Director Compensation

     Our directors currently do not receive any fees or other compensation for their services as directors, but they are reimbursed for travel and other out-of-pocket expenses in connection with their attendance at meetings of our and Fountain's Boards of Directors.

Meetings of the Board of Directors

     Our Board of Directors met three times during Fiscal 2001. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and any committees on which he served.

Committees

     Our Board of Directors has appointed an Audit Committee which operates under a written charter approved by our Board of Directors. Current members of the Committee are George L. Deichmann III,
Craig F. Goess, Guy L. Hecker, Jr., and Robert L. Henkel. Each of them is "independent" as that term is defined by the listing standards of the Nasdaq Stock Market. The Audit Committee met one time separate from the full Board of Directors during Fiscal 2001.

     Our Board of Directors does not have a standing nominating or compensation committee.

Audit Committee Report

     The Audit Committee has (i) reviewed our audited financial statements for Fiscal 2001 and discussed them with management, (ii) discussed with our independent accountants the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, (iii) received written disclosures and a letter from our independent accountants required by Independence Standards Board Standard No. 1, and (iv) discussed the independence of our accountants with the accountants. Our Board of Directors approved the inclusion of our audited financial statements in our Annual Report on Form 10-K for Fiscal 2001, but that approval took place prior to, and was not based upon, the Committee's review and discussions.
                         The Audit Committee:

       George L. Deichmann III        Craig F. Goess
       Guy L. Hecker, Jr.           Robert L. Henkel

Compensation Committee Interlocks and Insider Participation

     We are a separate company from Fountain, but it is our wholly-owned subsidiary and the Boards of Directors of the two companies are the same. Our executive officers are compensated by Fountain for their services as officers of that company and, with the exception of stock options, they receive no separate or additional compensation from us. Fountain's full Board of Directors considers and takes action on matters pertaining to the compensation of executive officers, and neither we nor Fountain have a standing compensation committee. During Fiscal 2001, Reginald M. Fountain, Jr., who serves as Chairman, President, and Chief Executive Officer of both companies, and Anthony J. Romersa, who serves as Executive Vice President and Chief Operating Officer of both companies, participated in deliberations of Fountain's Board of Directors pertaining to executive compensation, but each officer abstained from participation in deliberations regarding his own compensation.

     Mark L. Spencer, one of our directors, is President and sole shareholder of Spencer Communications, which is retained by Fountain to provide it with advertising and public relations services. Pursuant to their arrangement, Fountain is charged a monthly retainer for the services of Mr. Spencer's company, together with additional amounts for printing and production costs and other associated services and expenses. During Fiscal 2001, Fountain was billed an aggregate of $192,567 (including the monthly retainer) by Mr. Spencer's company.

     David L. Woods, one of our directors, is co-owner and manager of Pier 57 Boat Sales and Service, Counce, Tennessee, which is a Fountain Powerboat dealer. During Fiscal 2001, Mr. Woods' dealership purchased 44 powerboats from Fountain for an aggregate wholesale price of $5,561,192 (approximately 12% of Fountain's aggregate powerboat sales for that fiscal year), received payments of approximately $104,651 from Fountain under dealer sales award and promotion programs that are available to all dealers, and paid Fountain approximately $38,483 for parts and non-warranty service work.

Board Report on Executive Compensation

     Our goal is to provide an executive compensation program that will enable us to attract and retain qualified and motivated individuals as executive officers. Currently, Fountain's and our executive compensation program includes: (i) base salary paid by Fountain, (ii) cash bonuses paid by Fountain to selected executive officers, (iii) stock options we issue to selected executive officers, and (iv) contributions by Fountain to the individual accounts of all participating employees (including executive officers) under Fountain's Section 401(k) plan. In addition, Fountain provides other employee benefit and welfare plans customary for companies of its size.

     Base salary paid by Fountain to its and our President and Chief Executive Officer, Reginald M. Fountain, Jr., is set by Fountain's Board of Directors from time to time based on its evaluation of Mr. Fountain's individual level of responsibility and performance and, in particular, his historical importance and current leadership and direction in the development and growth of Fountain's business. In recent years, Mr. Fountain has received base salary at a rate of $350,000 per year with no salary increase. The apparent differences in Mr. Fountain's salary from year to year as reflected in the Summary Compensation Table below result primarily from different numbers of weekly pay periods in those fiscal years. Anthony J. Romersa was first employed by Fountain during Fiscal 1999, and his initial annual base salary of $160,000, as well as the grant to him of an option to purchase 30,000 shares of our common stock, was negotiated as part of his employment agreement prior to the time of his employment. Following an increase during Fiscal 2000, Mr. Romersa's annual base salary rate remained essentially unchanged for Fiscal 2001. The apparent difference in Mr. Romersa's salary for Fiscal 2000 and Fiscal 2001 as reflected in the Summary Compensation Table below results primarily from the fact that his salary increase during Fiscal 2000 was in effect for only a portion of that year as opposed to all of Fiscal 2001. Pursuant to their employment agreements, Mr. Fountain and Mr. Romersa also may receive cash bonuses each year based on Fountain's and our financial performance. Mr. Fountain's agreement provides that his bonus will equal 5% of our consolidated net income (calculated after deductions of profit sharing contributions but before deductions for income taxes), but not more than $250,000. Mr. Romersa's agreement provides that his bonus will equal 1% of Fountain's net profits before taxes and before the deduction of bonuses paid to other officers. Cash bonuses actually paid to them for Fiscal 2000 are shown in the Summary Compensation Table below. No cash bonuses have been paid to either of them for Fiscal 2001.

     The salaries and cash bonuses paid to the two companies' other officers are determined by Mr. Fountain and Mr. Romersa based on their judgment of the levels of responsibility, qualifications, experience, and performance of the individual officers, as well as the companies' size, complexity, growth, and financial performance. The amounts of contributions to the separate accounts of officers under Fountain's 401(k) plan are determined solely by the terms of that plan. Except as described above with respect to Mr. Fountain's and Mr. Romersa's cash bonuses, the performance review process and, thus, the setting of salaries and the awarding of cash bonuses, largely are subjective and there are no specific formulae, objective criteria, or other such mechanisms by which the salary of, or the amount of the cash bonus paid to, any officer, including Mr. Fountain and Mr. Romersa, are tied empirically to his individual performance or to the two companies' financial performance.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of annual compensation in excess of $1,000,000 paid to certain executive officers of public corporations. As none of the companies' officers receive annual compensation approaching that amount, Fountain's Board of Directors has not yet adopted a policy with respect to
Section 162(m).

                         The Board of Directors:

George L. Deichmann III           Craig F. Goess
Robert L. Henkel                  Mark L. Spencer
Reginald M. Fountain, Jr.         Guy L. Hecker, Jr.
Anthony J. Romersa                David L. Woods

Executive Officers

     Reginald M. Fountain, Jr., age 61, currently serves as our and Fountain's Chairman, President, and Chief Executive Officer. He founded Fountain during 1979 and became our Chief Executive Officer upon our acquisition of Fountain during 1986.

     Anthony J. Romersa, age 56, was appointed as our and Fountain's Executive Vice President and Chief Operating Officer during August 1998. He has over 20 years of experience in the boating industry and, prior to joining us, had served as Director of Planning C Marine Operations with Brunswick Corp. since 1986.

     Hannah R. Hale, age 29, serves as our and Fountain's Controller and, during January 2002, was appointed to serve as our Chief Financial Officer. She was first employed during 1997 as Fountain's Accounting Manager and previously was employed as Accounting Manager for a financial institution.

Executive Compensation

     Cash Compensation. The following table contains information regarding cash and certain other compensation paid to or deferred by certain of our executive officers for the fiscal years listed. Our executive officers serve and are compensated as officers and employees of Fountain, and they receive no separate cash compensation from us.



                       SUMMARY COMPENSATION TABLE


                     Annual compensation      Long term compensation
                    _____________________   ____________________________

Name and                            Other  Restricted  Securities   All
principal   Fiscal  Salary          annual    stock    underlying   other
position     year   (1)      Bonus  compen-  awards    options      compen-
                                    sation               (#)        sation
                                     (2)

Reginald M.  2001  $351,500  $-0-   $-0-      $-0-       -0-        $-0-
Fountain
 Chairman,   2000   361,330  81,438  -0-       -0-       -0-         -0-
President
  and Chief  1999   350,000   -0-    -0-       -0-       -0-         -0-
Executive
  Officer





Anthony J.   2001   169,556   -0-    -0-       -0-       -0-     6,849 (3)
Romersa
 Executive   2000   167,308  16,288  -0-       -0-       -0-     5,771 (3)
Vice
President    1999   131,731   -0-    -0-       -0-     30,000    1,477 (3)
  and Chief
Operating
  Officer

____________________


(1) Includes amounts deferred at Mr. Romersa's election pursuant to Fountain's Section 401(k) plan. Mr. Fountain does not participate in that plan. Mr. Romersa was employed by Fountain for only a portion of Fiscal 1999.
(2) In addition to compensation paid in cash, Fountain's executive officers receive certain personal benefits. The value of such benefits received by each executive officer each year did not exceed 10% of his cash compensation for that year.
(3) Consists of Fountain's contributions to the Section 401(k) plan for Mr. Romersa's account.


Employment Contracts and Termination of Employment and Change-in-Control
 Arrangements.

Mr. Fountain is employed as an officer of Fountain pursuant to a 1989 employment agreement which provides for automatic renewal at the end of each year for an additional one-year period until terminated as provided therein. Pursuant to the agreement, Mr. Fountain receives base salary in an amount approved by our Board of Directors (but not less than $104,000), an annual cash bonus in an amount equal to 5% of our consolidated net income (calculated after deductions of profit sharing contributions and before deductions for income taxes, but not more than $250,000), and certain other benefits.

     Mr. Romersa is employed as an officer of Fountain pursuant to an employment agreement entered into during Fiscal 1999 when he was first hired. The agreement provides for Mr. Romersa to receive base salary of not less than $160,000, an annual cash bonus equal to 1% of Fountain's net profits before taxes and before the deduction of bonuses paid to other officers, and certain other benefits. In the event (i) Mr. Romersa's employment is terminated within 24 months following a "change in control" (as defined in the agreement) of Fountain (other than a termination for retirement, death, disability, or "Cause," as defined in the Agreement), or (ii) following any Change in Control, and without his consent, his job location is transferred an unreasonable distance from Washington, North Carolina, he is not paid salary or bonus at the rates described in the agreement, other employee benefits are reduced or eliminated in a manner that does not apply proportionately to all salaried employees, or he is assigned duties inconsistent with his position, duties, or status at the time of the Change in Control, then he will be entitled to receive (or, in the case of a change in job location, he could terminate his own employment and be entitled to receive) from Fountain all compensation he would have been entitled to receive under the agreement and which then remains unpaid, but not more than the amount of his then current base salary for two years. The initial term of the agreement expired during 2001 and is being extended on a month-to-month basis.

     Employee Stock Options. The following table contains information regarding options to purchase shares of our common stock held at the end of Fiscal 2001 (June 30, 2001), by our executive officers named in the Summary Compensation Table above.


         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
              FISCAL YEAR-END OPTION VALUES (1)


                               Number of securities
                              underlying unexercised  Value of unexercised
                                     options at        in-the-money options
                                   fiscal year-end     at fiscal year-end
                                 __________________    ___________________

              Shares
              acquired  Value
                 on    realized  Exercis-  Unexercis-  Exercis-   Unexercis-
 Name         exercise            able      able        able       able
_________     _______   ______   _______   ________    ________   ________

Reginald M.
Fountain, Jr.   (2)     (2)     450,000 (3)    -0-       (5)          -


Anthony J.
Romersa         (2)     (2)      30,000 (4)    -0-       (5)          -

______________________

(1) Information contained in the table is for Fiscal 2001 which ended on June 30, 2001.
(2)  No options were exercised during Fiscal 2001.
(3) The options are exercisable at a price of $4.67 per share and expire on August 4, 2005.
(4) The options are exercisable at a price of $5.00 per share and expire on January 11, 2004. Since the end of Fiscal 2001, options for an additional 15,000 shares have been granted to Mr. Romersa at an exercise price of $1.45 per share. The options expire five years following the date they were granted.
(5) The options had no value on June 30, 2001, or on December 31, 2001, since, on each of those dates, the aggregate exercise prices of the options exceeded the aggregate market value of the underlying shares (based on the closing sale prices of our common stock on those dates).


Performance Graph

     The following line graphs compare the cumulative total shareholder return (the "CTSR") on our common stock during the previous five fiscal years with the CTSR over the same measurement period of the S&P 500 Index and the S&P Leisure Time (Products) Index. Each line graph assumes $100 invested on June 30, 1996, and that dividends were reinvested in additional shares. However, since the we have not paid dividends on our common stock during the previous five years, no reinvestment is included in the calculation of the CTSR on our common stock. Accumulated returns are indicated through June 30, 2001.

        Comparison of Five-Year Cumulative Total Return
          among our Common Stock, the S&P 500 Index,
           and the S&P Leisure Time (Products) Index





         (GRAPH OF STOCK PRICES)









     At June 30,       Our Common      S&P 500     S&P Leisure
                         Stock          Index          Time
                                                  (Products)Index
     _________           ________     _______      _____________
       1996               $100         $100            $100

       1997                128          135             126

       1998                145          175             151

       1999                 60          215             123

       2000                 42          231              66

       2001                 26          197              84


PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Appointment of Independent Accountants

     Our current independent public accounting firm, Pritchett, Siler & Hardy, P.A., has been appointed by the Board of Directors to serve as our independent accountants again for Fiscal 2002, and a proposal to ratify that appointment will be submitted for voting by our shareholders at the Annual Meeting. Representatives of Pritchett, Siler & Hardy, P.A. are not expected to attend the Annual Meeting.

     Our Board of Directors recommends that you vote "FOR" Proposal 2. To be approved, votes cast in favor of Proposal 2 at the Annual Meeting must exceed the votes cast against it.

Services and Fees During Fiscal 2001

     As our independent accountants for Fiscal 2001, Pritchett, Siler & Hardy, P.A., provided various audit and non-audit services for which we and Fountain were billed for fees as further described below. Our Audit Committee has considered whether the accounting firm's provision of non-audit services is compatible with maintaining its independence.

     Audit and Review Fees. Pritchett, Siler & Hardy, P.A., audited our annual financial statements for Fiscal 2001 included in our 2001 Annual Report on Form 10-K and, during Fiscal 2001, it reviewed the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q. The aggregate amount of fees billed to us for those services was $93,220.

     Financial Information Systems Design and Implementation Fees. During Fiscal 2001, Pritchett, Siler & Hardy, P.A., did not provide any services to us related to financial information systems design and implementation.

     All Other Fees. In addition to the services listed above, during Fiscal 2001, Pritchett, Siler & Hardy, P.A., provided certain other services, including tax return preparation, for which the aggregate amount of fees billed to us and Fountain was $15,021.

                   PROPOSALS OF SHAREHOLDERS

     Any proposal of a shareholder which is intended to be presented for action at our next Annual Meeting must be received by us in writing at our main office in Washington, North Carolina, no later than October 4, 2002, to be considered timely received for inclusion in the proxy statement and form of appointment of proxy that we will distribute in connection with that meeting. In order to be included in our proxy materials related to a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value of shares of our common stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

     Written notice of a shareholder proposal intended to be presented for action at our next Annual Meeting, but which is not intended to be included in our proxy statement and form of appointment of proxy, must be received by us at our main office in Washington, North Carolina, no later than December 18, 2002, in order for that proposal to be considered timely received for purposes of the Proxies' discretionary authority to vote on other matters presented for action by shareholders at that meeting.

                   ANNUAL REPORT ON FORM 10-K

     We are subject to the reporting requirements of the Securities Exchange Act of 1934 and, in accordance with that Act, we file reports and other information, including proxy statements, annual reports, and quarterly reports, with the Securities and Exchange Commission,.

     A copy of our Annual Report on Form 10-K for Fiscal 2001, which ended June 30, 2001, as filed with the Securities and Exchange Commission, will be provided without charge upon the written request of any shareholder entitled to vote at the Annual Meeting. Requests for copies should be directed to Hannah R. Hale, Fountain Powerboat Industries, Inc., Post Office Drawer 457, Washington, North Carolina 27889
 (Telephone 252-975-2000).

      (Proxy Card Attachment)

                    FOUNTAIN POWERBOAT INDUSTRIES, INC.
                          Post Office Drawer 457
                         1653 Wichard's Beach Road
                     Washington, North Carolina  27889

         APPOINTMENT OF PROXY SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Carol J. Price and Hannah R. Hale, or any substitute appointed by them, as attorneys and proxies (the "Proxies") and authorizes each of them, jointly and severally, to vote as directed below all shares of the common stock of Fountain Powerboat Industries, Inc. ( the "Company") held of record by the undersigned on January 30, 2002, at the Annual Meeting of the Company's Shareholders (the " Annual Meeting") to be held at The City Hotel and Bistro located at 203 West Greenville Boulevard, Greenville, North Carolina, at 10:00 a.m. on Tuesday, February 26, 2002, and at any adjournment of the Annual Meeting. The undersigned hereby directs that the shares represented by this appointment of proxy be voted as follows on the proposals listed below:

     I (we) direct that the shares represented by this appointment of proxy be voted as instructed below. In the absence of any instruction, those shares may be voted by the Proxies "FOR" the election of each of the eight nominees for director named in Proposal 1 and "FOR" Proposal 2. If, at of before the time of the Annual Meeting, any nominee name in Proposal 1 has become unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. On any other matters that may properly be presented for action at the Annual Meeting, the Proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.

     This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with the Company's Secretary either a written instrument revoking it or an executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing an intention to vote in person.

     To insure that your shares are represented and that a quorum is present at the Annual Meeting, please sign and return your Appointment of Proxy whether or not you plan to attend.



     PLEASE COMPLETE, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY
            DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED
________________________________________________________________

          FOUNTAIN POWERBOAT INDUSTRIES, INC. 2002 ANNUAL MEETING

1 ELECTION OF DIRECTORS: Proposal to elect the eight nominees named below as directors of the Company for one-year terms or until their successors are duly elected and have qualified.

  1-Reginald M. Fountain, Jr.  4-Guy L. Hecker, Jr.   7-Mark L. Spencer
  2-George L. Deichmann, III   5-Robert L. Henkel     8-David L. Woods
  3-Craig F. Goess             6-Anthony J. Romersa

  __ FOR all nominees listed above (except as specified below).
  __ WITHHOLD AUTHORITY to vote for all nominees listed above.
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) on the line provided to the right.)
       _____________________

2    PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT ACCOUNTANTS.  Proposal
  to ratify the appointment of Pritchett, Siler & Hardy, P.A., as the Company's independent accountants for Fiscal 2002.
                    __ FOR     __ AGAINST     __ABSTAIN

3    OTHER BUISNESS.  On such other matters as may properly be presented for action at the Annual Meeting, the Proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgement.

Check appropriate line
Indicate changes below:    Date______________, 2002

                                              NO. OF SHARES
Address Change? ____  Name Change? ____
                                             _______________________

                                             _______________________

                                             Signature(s) in Box
                                       Instructions: Please sign above
                                       exactly as your name appears on this
                                       Appointment of proxy.  Joint owners
                                       of shares should both sign,
                                       Fiduciaries or other persons
                                       signing in a representative capacity
                                       should indicate the capacity in
                                       which they are signing.